Exhibit 99.1

Contact: Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.
Reports
Second Quarter 2006 Results

- Company Reports Funds from Operations Per Share (Diluted) of $1.26, up 5%
Over Second Quarter 2005, and Earnings Per Share (Diluted) of $0.57 -

Highlights

  Second Quarter 2006 Funds from Operations (FFO) Per Share (Diluted) of $1.26 up 5%
  Second Quarter 2006 Total Revenues up 23%, FFO Available to Common Stockholders up 15%
  Second Quarter 2006 Earnings Per Share (Diluted) of $0.57
  Executed 26 Leases for 247,000 Square Feet
  Second Quarter 2006 GAAP Rental Rate Increase of 17.6%
  Second Quarter 2006 GAAP Same Property Revenues Less Operating Expenses up 2.0% Over Second Quarter 2005
  Added Three Properties aggregating 251,000 Square Feet
  Added One Land Parcel with 144,000 Developable Square Feet
  Closed Sale of Three Properties aggregating 268,000 Square Feet
  Completed Ground-Up Development of Two Properties aggregating 136,000 Square Feet
  Completed Redevelopment of Multiple Spaces at Three Properties aggregating 66,000 Square Feet
  In July 2006, Added a Seven Building Campus aggregating 1.2 Million Square Feet with Massachusetts Institute of Technology ("MIT") retaining a 10% Interest
  In July 2006, Closed $146 Million Fixed Rate Loan

  PASADENA, CA. - August 7, 2006 -- Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced operating and financial results for the second quarter 2006.

  For the second quarter of 2006, we reported total revenues of $70,484,000 and FFO available to common stockholders of $29,227,000, or $1.26 per share (diluted), compared to total revenues of $57,277,000 and FFO available to common stockholders of $25,501,000, or $1.20 per share (diluted), for the second quarter of 2005. Comparing the second quarter of 2006 to the second quarter of 2005, total revenues increased 23%, FFO available to common stockholders increased 15% and FFO per share (diluted) increased 5%. For the six months ended June 30, 2006, we reported total revenues of $139,075,000 and FFO available to common stockholders of $57,381,000, or $2.49 per share (diluted), compared to total revenues of $112,332,000 and FFO available to common stockholders of $49,109,000, or $2.39 per share (diluted) for the six months ended June 30, 2005. Comparing the six months ended June 30, 2006 to the six months ended June 30, 2005, total revenues increase 24%, FFO available to common stockholders increased 17% and FFO per share (diluted) increased 4%.

  FFO is a non-GAAP measure widely used by publicly-traded real estate investment trusts. A reconciliation of GAAP net income available to common stockholders to FFO available to common stockholders, on both an aggregate and a per share diluted basis, is included in the financial information accompanying this press release. The primary reconciling item between GAAP net income available to common stockholders and FFO available to common stockholders is depreciation and amortization expense. Depreciation and amortization expense for the three months ended June 30, 2006 and 2005 was $16,169,000 and $13,251,000, respectively. Depreciation and amortization expense for the six months ended June 30, 2006 and 2005 was $31,612,000 and $25,892,000, respectively. Net income available to common stockholders for the second quarter of 2006 was $13,139,000, or $0.57 per share (diluted), compared to net income available to common stockholders of $12,250,000, or $0.58 per share (diluted) for the second quarter of 2005. Net income available to common stockholders for the six months ended June 30, 2006 was $25,872,000, or $1.12 per share (diluted), compared to net income available to common stockholders of $23,217,000, or $1.13 per share (diluted) for the six months ended June 30, 2005.

  For the second quarter 2006, we executed a total of 26 leases for approximately 247,000 square feet of space at 21 different properties (excluding month-to-month leases). Of this total, approximately 140,000 square feet were for new or renewal leases related to previously leased space and approximately 107,000 square feet were for redeveloped, developed or previously vacant space. Of the 107,000 square feet, approximately 24,000 square feet were delivered from our redevelopment or development programs, with the remaining approximately 83,000 square feet for previously vacant space. Rental rates for these new or renewal leases were on average approximately 17.6% higher (on a GAAP basis) than rental rates for expiring leases. For the six months ended June 30, 2006, we executed a total of 52 leases for approximately 743,000 square feet of space at 37 different properties (excluding month-to-month leases). Of this total, approximately 319,000 square feet were for new or renewal leases related to previously leased space and approximately 424,000 square feet were for redeveloped, developed or previously vacant space. Of the 424,000 square feet, approximately 311,000 square feet were delivered from our redevelopment or development programs, with the remaining approximately 113,000 square feet for previously vacant space. Rental rates for new or renewal leases were on average approximately 10.8% higher (on a GAAP basis) than rental rates for expiring leases.

  During the second quarter of 2006, we added three properties aggregating approximately 251,000 square feet. We paid approximately $36 million cash for the properties. Also during the second quarter of 2006, we added one land parcel with approximately 144,000 developable square feet. We paid approximately $10.5 million cash for the land parcel.

  In August 2006, we announced the closing of our previously reported purchase of an equity interest in the leasehold interest in 10.4 acres commonly known as Technology Square at MIT ("Tech Square") in Cambridge, Massachusetts. The contract price for a 100% equity interest in Tech Square was $600 million. However, MIT retained a 10% interest. We assumed existing financing on the project approximating $225 million with an interest rate of 5.26%. Tech Square consists of a seven building campus (including a 1,593 space covered car parking garage and a 49 space surface parking lot) containing approximately 1.2 million square feet.

  As of June 30, 2006, approximately 86% of our leases (on a square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses, including increases thereto. In addition, as of June 30, 2006, approximately 5% of our leases (on a square footage basis) required the tenants to pay a majority of operating expenses. Additionally, as of June 30, 2006, approximately 89% of our leases (on a square footage basis) provided for the recapture of certain capital expenditures and approximately 90% of our leases (on a square footage basis) contained effective annual rent escalations that are either fixed or indexed based on the consumer price index or another index.

  Based on our current view of existing market conditions and certain current assumptions, we have updated our prior guidance for 2006 FFO per share (diluted) and earnings per share (diluted) as follows:

2006
FFO per share (diluted)	$ 5.16
Earnings per share (diluted)	$ 2.25

  Alexandria Real Estate Equities, Inc. is a publicly-traded real estate investment trust focused principally on the ownership, operation, management, acquisition and selective redevelopment and development for our Life Science Real Estate NicheSM. Our properties are designed and improved for lease primarily to institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, life science product, service, biodefense and translational research entities, as well as government agencies. Our asset base currently consists of 149 properties comprising approximately 10.5 million square feet plus an imbedded pipeline for the ground-up development of approximately 6.0 million additional square feet.

  This press release contains forward-looking statements, including earnings guidance, within the meaning of the federal securities laws. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission.

  ALEXANDRIA REAL ESTATE EQUITIES, INC.
  Financial Information
  (Dollars in thousands, except per share data)
  (Unaudited)

                                                                   Three Months       Three Months        Six Months         Six Months
                                                                       Ended              Ended              Ended              Ended
                                                                   June 30, 2006      June 30, 2005      June 30, 2006      June 30, 2005
                                                                 -----------------  -----------------  -----------------  -----------------
Income statement data
Total revenues                                                  $          70,484  $          57,277  $         139,075  $         112,332

Expenses
  Rental operations                                                        14,330             12,485             29,773             24,886
  General and administrative                                                6,269              4,765             12,721              9,210
  Interest                                                                 16,317             11,248             31,182             22,569
  Depreciation and amortization                                            16,169             13,088             31,443             25,594
                                                                 -----------------  -----------------  -----------------  -----------------
                                                                           53,085             41,586            105,119             82,259
Minority interest                                                             370                 --                740                 --
                                                                 -----------------  -----------------  -----------------  -----------------
Income from continuing operations                                          17,029             15,691             33,216             30,073

Income from discontinued operations, net                                      133                582                701              1,189
                                                                 -----------------  -----------------  -----------------  -----------------
Net income                                                                 17,162             16,273             33,917             31,262

Dividends on preferred stock                                                4,023              4,023              8,045              8,045
                                                                 -----------------  -----------------  -----------------  -----------------
Net income available to common stockholders                     $          13,139  $          12,250  $          25,872  $          23,217
                                                                 =================  =================  =================  =================

Weighted average shares of common stock outstanding
    Basic                                                              22,856,380         20,936,265         22,590,811         20,206,497
                                                                 =================  =================  =================  =================
    Diluted                                                            23,250,681         21,275,364         23,010,992         20,536,039
                                                                 =================  =================  =================  =================

Earnings per share - basic
   Continuing operations (net of preferred stock dividends)     $            0.56  $            0.56  $            1.11  $            1.09
   Discontinued operations, net                                              0.01               0.03               0.03               0.06
                                                                 -----------------  -----------------  -----------------  -----------------
   Earnings per share - basic                                   $            0.57  $            0.59  $            1.15  $            1.15
                                                                 =================  =================  =================  =================
Earnings per share - diluted
   Continuing operations (net of preferred stock dividends)     $            0.56  $            0.55  $            1.09  $            1.07
   Discontinued operations, net                                              0.01               0.03               0.03               0.06
                                                                 -----------------  -----------------  -----------------  -----------------
   Earnings per share - diluted                                 $            0.57  $            0.58  $            1.12  $            1.13
                                                                 =================  =================  =================  =================

  ALEXANDRIA REAL ESTATE EQUITIES, INC.
  Financial Information
   (Unaudited)

  Funds from Operations

  Generally accepted accounting principles ("GAAP") basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") established the measurement tool of Funds From Operations ("FFO"). Since its introduction, FFO has become a widely used non- GAAP financial measure by REITs. We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the "White Paper") and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. While FFO is a relevant and widely used measure of operating performance for REITs, it should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

  The following table presents a reconciliation of net income available to common stockholders, the most directly comparable GAAP financial measure to FFO, to funds from operations available to common stockholders for the three and six months ended June 30, 2006 and 2005 (in thousands, except per share data):

                                                                   Three Months       Three Months        Six Months         Six Months
                                                                       Ended              Ended              Ended              Ended
                                                                   June 30, 2006      June 30, 2005      June 30, 2006      June 30, 2005
                                                                 -----------------  -----------------  -----------------  -----------------
Reconciliation of net income available to common stockholders to funds from operations available to common stockholders

Net income available to common stockholders                     $          13,139  $          12,250  $          25,872  $          23,217
Add:
   Depreciation and amortization (1)                                       16,169             13,251             31,612             25,892
   Minority interest                                                          370                 --                740                 --
Subtract:
   Gain on sales of property (2)                                              (59)                --                (59)                --
   FFO allocable to minority interest                                        (392)                --               (784)                --
                                                                 -----------------  -----------------  -----------------  -----------------
Funds from operations available to common stockholders          $          29,227  $          25,501  $          57,381  $          49,109
                                                                 =================  =================  =================  =================
FFO per share
   Basic                                                        $            1.28  $            1.22  $            2.54  $            2.43
                                                                 =================  =================  =================  =================
   Diluted                                                      $            1.26  $            1.20  $            2.49  $            2.39
                                                                 =================  =================  =================  =================

Reconciliation of earnings per share (diluted) to
   FFO per share (diluted)

Earnings per share (diluted)                                    $            0.57  $            0.58  $            1.12  $            1.13
   Depreciation and amortization (1)                                         0.69               0.62               1.37               1.26
   Minority interest                                                         0.02                 --               0.03                 --
   Gain on sales of property (2)                                               --                 --                 --                 --
   FFO allocable to minority interest                                       (0.02)                --              (0.03)                --
                                                                 -----------------  -----------------  -----------------  -----------------
FFO per share (diluted)                                         $            1.26  $            1.20  $            2.49  $            2.39
                                                                 =================  =================  =================  =================

    Includes depreciation and amortization on assets "held for sale" reflected as discontinued operations (for the periods prior to when such assets were designated as "held for sale").

    Gain on sales of property relates to the disposition of one property in the New Jersey/Suburban Philadelphia market and two properties in the Suburban Washington D.C. market during the second quarter of 2006. Gain on sales of property is included in the income statement from discontinued operations, net.

  Alexandria Real Estate Equities, Inc. and Subsidiaries
  Supplemental Financial Information
   (Dollars in thousands, except per share data)
  (Unaudited)

                                                                       Quarterly Supplemental Financial Inform
                                                                          For the Three Months Ended
                                                      06/30/2006    03/31/2006      12/31/2005   09/30/2005   06/30/2005
Operational data                                      -----------   -----------     -----------  -----------  -----------
Breakdown of revenues from continuing operations (a)
   Rental income                                     $    54,739   $    52,546     $    50,231  $    47,523  $    45,020
   Tenant recoveries                                      13,265        14,047          13,052       13,153       11,188
   Other income                                            2,480         1,998           1,658        1,350        1,069
                                                      -----------   -----------     -----------  -----------  -----------
   Total                                             $    70,484   $    68,591     $    64,941  $    62,026  $    57,277
                                                      ===========   ===========     ===========  ===========  ===========
Funds from operations per share - diluted (b)        $      1.26   $      1.24     $      1.22  $      1.21  $      1.20
Dividends per share on common stock                  $      0.70   $      0.70     $      0.70  $      0.68  $      0.68
Dividend payout ratio (common stock) (c)                    63.7%         57.0%           57.2%        59.0%        56.8%
Straight-line rent                                   $     3,674   $     2,977     $     1,492  $     3,020  $     3,305
                                                                                    As of
                                                      06/30/2006    03/31/2006      12/31/2005   09/30/2005   06/30/2005
Other data                                            -----------   -----------     -----------  -----------  -----------
Number of shares of common stock outstanding
   at end of period                                   26,387,076    22,555,587      22,441,294   22,437,761   21,204,620
Number of properties (d)
   Acquired/added/completed during period                      5             6               6            5            5
   Sold/reconstructed during period                           (3)           --              --           (1)          --
   Owned at end of period                                    141           139             133          127          123
Rentable square feet (d)
   Acquired/added/completed during period                386,776       380,043         415,978      301,458      333,788
   Sold/reconstructed during period                     (268,099)           --              --      (16,500)          --
   Owned at end of period                              9,283,125     9,164,448       8,784,405    8,368,427    8,083,469

Debt to total market capitalization (e)
Total debt                                           $ 1,305,103   $ 1,544,430     $ 1,406,666  $ 1,271,698  $ 1,301,934
Preferred stock                                          193,866       193,917         192,419      196,420      197,474
Common stock                                           2,340,006     2,150,224       1,806,524    1,855,378    1,557,479
                                                      -----------   -----------     -----------  -----------  -----------
Total market capitalization                          $ 3,838,975   $ 3,888,571     $ 3,405,609  $ 3,323,496  $ 3,056,887
                                                      ===========   ===========     ===========  ===========  ===========
Debt to total market capitalization                         34.0%         39.7%           41.3%        38.3%        42.6%
    The historical results above exclude the results of assets "held for sale" which have been reflected as discontinued operations.
    See page 5 for a reconciliation of earnings per share (diluted) to FFO per share (diluted).
    Dividend payout ratio (common stock) is the ratio of the absolute dollar amount of dividends on our common stock (common stock shares outstanding on the respective record date multiplied by the related dividend per share) to funds from operations for the respective quarter.
    Includes assets "held for sale" during the applicable periods such assets were "held for sale".
    Debt to market capitalization is the ratio of total debt (secured notes payable and unsecured line of credit and unsecured term loan) to total market capitalization. Total market capitalization is equal to the outstanding shares of preferred stock and common stock multiplied by the related closing prices at the end of each period presented, plus total debt.

  Alexandria Real Estate Equities, Inc. and Subsidiaries
  Condensed Consolidated Balance Sheets
   (In thousands)

                                                          June 30,       December 31,
                                                            2006           2005
                                                        ------------   ------------
                                                         (Unaudited)
Assets

  Rental properties, net                               $  1,967,859  $   1,788,818
  Properties under development and development land         342,229        329,338
  Cash and cash equivalents                                   3,647          3,911
  Tenant security deposits and other restricted cash         24,307         21,013
  Tenant receivables                                          3,656          4,764
  Deferred rent                                              58,342         54,573
  Investments                                                77,719         82,010
  Other assets                                               98,880         78,023
                                                       ------------- --------------
     Total assets                                      $  2,576,639  $   2,362,450
                                                       ============= ==============

Liabilities and Stockholders' Equity
  Secured notes payable                                $    768,103  $     666,666
  Unsecured line of credit and unsecured term loan          537,000        740,000
  Accounts payable, accrued expenses and
   tenant security deposits                                  91,826         86,391
  Dividends payable                                          22,297         19,478
                                                       ------------- --------------
     Total liabilities                                    1,419,226      1,512,535
                                                       ------------- --------------
  Minority interest                                          20,176         20,115
  Stockholders' equity:
   Series B preferred stock                                  57,500         57,500
   Series C preferred stock                                 129,638        129,638
   Common stock                                                 264            224
   Additional paid-in capital                               909,739        607,405
   Accumulated other comprehensive income                    40,096         35,033
                                                       ------------- --------------
     Total stockholders' equity                           1,137,237        829,800
                                                       ------------- --------------
       Total liabilities and stockholders' equity      $  2,576,639  $   2,362,450
                                                       ============= ==============

  ALEXANDRIA REAL ESTATE EQUITIES, INC.
  Summary of Debt
  June 30, 2006

  (Dollars in thousands)
  (Unaudited)

Principal Maturities/Rates
                                     Secured Debt                   Unsecured Debt
                          ----------------------------      ----------------------------
                                           Weighted                          Weighted
                                            Average                           Average
         Year               Amount       Interest Rate(1)     Amount       Interest Rate(2)
-----------------------  ------------    -------------      -----------    -------------
         2006            $    31,449         6.44%         $        --          --
         2007                 83,630         6.39%              37,000         6.51%    (3)
         2008                238,396         6.30%                  --          --
         2009                 42,083         6.61%             500,000         6.60%    (4)
         2010                 88,553         6.58%                  --          --
      Thereafter             280,041         6.36%                  --          --
                         ------------                       -----------
       Subtotal              764,152                           537,000
  Unamortized Premium          3,951                                --
                         ------------                       -----------
         Total           $   768,103                       $   537,000
                         ============                       ===========

Secured and Unsecured Debt Analysis

                                                                     Weighted
                                            % of   Weighted Average   Average
                               Balance     Balance Interest Rate     Maturity
                             -----------   ------- --------------   -----------
Secured Debt                $   768,103      58.9%     6.44%         4.3 Years
Unsecured Debt                  537,000      41.1%     5.64%     (5) 3.3 Years
                             -----------   ------- --------------   -----------
Total Debt                  $ 1,305,103     100.0%     6.11%         3.9 Years
                             ===========   ======= ==============   ===========

Fixed and Floating Rate Debt Analysis

                                                                     Weighted
                                            % of   Weighted Average   Average
                               Balance     Balance Interest Rate     Maturity
                             -----------   ------- --------------   -----------
Fixed Rate Debt             $   582,835      44.7%     6.31%         5.0 Years
Floating Rate Debt-Hedged       500,000      38.3%     5.58%     (5) 3.5 Years
Floating Rate Debt-Unhedged     222,268      17.0%     6.80%         2.1 Years
                             -----------   ------- --------------   -----------
Total Debt                  $ 1,305,103     100.0%     6.11%         3.9 Years
                             ===========   ======= ==============   ===========

    The weighted average interest rate related to our secured debt is calculated based on the outstanding debt as of July 1, 2006, and as of January 1st for each year thereafter.
    The weighted average interest rates related to our unsecured line of credit and unsecured term loan are calculated based on borrowings outstanding as of June 30, 2006.
    The unsecured line of credit matures in December 2007 and may be extended at our sole option for an additional one-year period.
    The unsecured term loan matures in December 2009.
    The weighted average interest rates include the effect of our interest rate swap agreements. See further detail of our interest rate swap agreements on page 9.

  ALEXANDRIA REAL ESTATE EQUITIES, INC.
  Summary of Interest Rate Swap Agreements (1)
  June 30, 2006
  (Dollars in thousands)
  (Unaudited)

                                                Notional    Effective at    Interest
Transaction Dates         Effective Dates       Amounts     June 30,2006  Pay Rates (2) Termination Dates
----------------------- --------------------  ------------ -------------- ------------  -----------------

December 2003           December 30, 2005    $     50,000         50,000     4.150%     December 29, 2006

December 2003           December 29, 2006          50,000             --     5.090%     October 31, 2008

March 2004              December 31, 2004          25,000         25,000     2.956%     December 31, 2006

March 2004              December 31, 2004          25,000         25,000     2.956%     December 31, 2006

April 2004              April 28, 2006             50,000         50,000     4.230%     April 30, 2007

April 2004              April 30, 2007             50,000             --     4.850%     April 30, 2008

June 2004               June 30, 2005              50,000         50,000     4.343%     June 30, 2007

December 2004           December 31, 2004          50,000         50,000     3.590%     January 2, 2008

December 2004           January 3, 2006            50,000         50,000     3.927%     July 1, 2008

May 2005                December 30, 2005          25,000         25,000     4.120%     November 30, 2006

May 2005                June 30, 2006              50,000         50,000     4.270%     June 29, 2007

May 2005                November 30, 2006          25,000             --     4.330%     November 30, 2007

May 2005                June 29, 2007              50,000             --     4.400%     June 30, 2008

May 2005                November 30, 2007          25,000             --     4.460%     November 28, 2008

May 2005                June 30, 2008              50,000             --     4.509%     June 30, 2009

May 2005                November 28, 2008          25,000             --     4.615%     November 30, 2009

December 2005           December 29, 2006          50,000             --     4.730%     November 30, 2009

December 2005           December 29, 2006          50,000             --     4.740%     November 30, 2009

December 2005           January 2, 2008            50,000             --     4.768%     December 31, 2010

June 2006               June 30, 2006             125,000        125,000     5.299%     September 30, 2009

June 2006               October 31, 2008           50,000             --     5.340%     December 31, 2010

June 2006               October 31, 2008           50,000             --     5.347%     December 31, 2010

June 2006               June 30, 2008              50,000             --     5.325%     June 30, 2010

June 2006               June 30, 2008              50,000             --     5.325%     June 30, 2010
                                                           --------------
Total Notional Amount in Effect at June 30, 2006            $    500,000
                                                           ==============
    For all interest rate swap agreements, interest is received based on one month LIBOR.
    The interest pay rates represent the interest rate we will pay for one month LIBOR under the respective interest rate swap agreement. These rates do not include any spread in addition to one month LIBOR that is due monthly as interest expense under our unsecured line of credit and unsecured term loan.

  ALEXANDRIA REAL ESTATE EQUITIES, INC.
  Summary of Same Property Comparisons
  (Dollars in thousands)
   (Unaudited)

                                   GAAP Basis    (1)                   Cash Basis  (1)
                         --------------------------------    -------------------------------
                                   Quarter Ended                       Quarter Ended
                         ----------  ---------- ---------    ----------  ---------- --------
                         06/30/2006  06/30/2005 % Change     06/30/2006  06/30/2005 % Change
                         ----------  ---------- ---------    ----------  ---------- --------

Revenue (2)             $   51,038  $   50,089       1.9%   $   49,519  $   47,634      4.0%
Operating expenses          10,690      10,521       1.5%       10,690      10,521      1.5%
                         ----------  ---------- ---------    ----------  ---------- --------
Revenue less
operating expenses      $   40,348  $   39,568       2.0%   $   38,829  $   37,113      4.6%
                         ==========  ========== =========    ==========  ========== ========

                                   GAAP Basis    (1)                   Cash Basis  (1)
                         --------------------------------    -------------------------------
                                   Six Months Ended                    Six Months Ended
                         ----------  ---------- ---------    ----------  ---------- --------
                         06/30/2006  06/30/2005 % Change     06/30/2006  06/30/2005 % Change
                         ----------  ---------- ---------    ----------  ---------- --------

Revenue (2)             $   94,230  $   92,512       1.9%   $   91,970  $   88,469      4.0%
Operating expenses          20,795      20,695       0.5%       20,795      20,695      0.5%
                         ----------  ---------- ---------    ----------  ---------- --------
Revenue less
operating expenses      $   73,435  $   71,817       2.3%   $   71,175  $   67,774      5.0%
                         ==========  ========== =========    ==========  ========== ========

  NOTE: This summary represents operating data for all properties that were owned and fully operating for the entire periods presented (the "Second Quarter Same Properties") for the Quarter periods and (the "Six Months Same Properties") for the Six Month periods. Same Property Occupancy for the quarters ended June 30, 2006 and 2005 was 94.5% and 94.2%, respectively. Same Property Occupancy for the six months ended June 30, 2006 and 2005 was 94.7% and 94.2%, respectively. Properties under redevelopment are excluded from same property results. If the portion of redevelopment properties not under active redevelopment were included in the Same Property results, the percentage change in GAAP Basis and Cash Basis revenue less operating expenses associated with the Second Quarter Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses for the quarters ended June 30, 2006 and 2005 would have been 3.7% and 6.7%, respectively. If the portion of redevelopment properties not under active redevelopment were included in the Same Property results, the percentage change in GAAP Basis and Cash Basis revenue less operating expenses associated with the Six Months Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses for the six months ended June 30, 2006 and 2005 would have been 4.6% and 7.9%, respectively.

    Revenue less operating expenses computed under GAAP is total revenue associated with the Second Quarter Same Properties and Six Months Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses. Under GAAP, rental revenue is recognized on a straight-line basis over the respective lease terms. Revenue less operating expenses on a cash basis is total revenue associated with the Second Quarter Same Properties and Six Months Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses, adjusted to exclude the effect of straight-line rent adjustments required by GAAP. Straight-line rent adjustments for the quarters ended June 30, 2006 and 2005 for the Second Quarter Same Properties were $1,519,000 and $2,455,000, respectively. Straight-line rent adjustments for the six months ended June 30, 2006 and 2005 for the Six Months Same Properties were $2,260,000 and $4,043,000, respectively. We believe that revenue less operating expenses on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.
    Fees received from tenants in connection with termination of their leases, if any, are excluded from revenue in the Same Property Comparisons.

  ALEXANDRIA REAL ESTATE EQUITIES, INC.
  Summary of Properties
  (Dollars in thousands)

                                                                  June 30, 2006                                     March 31, 2006
                                         -------------------------------------------------------------------------   -------------
                                                          Rentable Square Feet
                                          Number of  -----------------------------------  Annualized    Occupancy      Occupancy
                                         Properties   Operating Redevelopment   Total     Base Rent (1)Percentage (1) Percentage  (2)
                                         ----------- ----------- ----------- ----------- -----------   -----------   -------------
Markets
California - Los Angeles Metro                    1      31,343         --       31,343  $      692          82.5%      100.0%
California - San Diego                           27   1,151,606     158,650   1,310,256      30,118          94.0%       93.3%
California - San Francisco Bay                   20   1,352,687     102,633   1,455,320      38,589          92.7%(3)    97.0%
Eastern Massachusetts                            28   1,709,065      83,758   1,792,823      45,810          96.3%       95.7%
New Jersey/Suburban Philadelphia                  7     378,337      15,012     393,349       6,545         100.0%       98.2%
Southeast                                        11     539,203      45,841     585,044       9,168          80.8%(4)    82.4%    (4)
Suburban Washington D.C.                         32   2,514,927      60,443   2,575,370      52,127          93.1%       95.7%
Washington - Seattle                             12     830,539      12,719     843,258      24,513          88.5%       90.0%
International - Canada                            3     296,362         --      296,362       6,463         100.0%      100.0%
                                         ----------- ----------- ----------- ----------- -----------   -----------   -------------
Total Properties - Continuing Operations        141   8,804,069     479,056   9,283,125  $  214,025          93.1%(5)    94.5%    (6)
                                         =========== =========== =========== =========== ===========   ===========   =============

    Excludes spaces at properties totaling 479,056 square feet undergoing a permanent change in use to office/laboratory space through redevelopment.

    Excludes three properties totaling 268,099 square feet that are classified as "held for sale" as of March 31, 2006 and space at properties totaling 540,875 square feet undergoing a permanent change in use to office/laboratory space through redevelopment.

    The decrease in occupancy from March 31, 2006 to June 30, 2006 is primarily due to a property with approximately 83,000 total rentable square feet (with approximately 63,000 square feet of vacancy) acquired in the second quarter of
2006.  This property is an operating property, may be redeveloped in the future and is included in our Summary of Imbedded Future Development and Redevelopment
Square Footage on page 17.

    Substantially all of the vacant space is office or warehouse space.

    Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of June 30, 2006 was 88.3%.  See page
16 for additional information on our redevelopment program.

    Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of March 31, 2006 was 88.7%.  See page
16 for additional information on our redevelopment program.

  ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Leasing Activity

For the Three Months Ended June 30, 2006

                                                                                      TI's/Lease
                                                                             Rental   Commissions  Average
                                     Number     Square   Expiring     New     Rate        Per       Lease
                                    of Leases  Footage     Rates     Rates   Changes  Square Foot   Terms
                                    --------- ---------- --------- --------- -------  ----------- ---------
Leasing Activity

  Lease Expirations
    Cash Basis                         41       297,851   $25.59      --       --         --         --
    GAAP Basis                         41       297,851   $24.28      --       --         --         --
  Renewed/Releasable Space Leased
    Cash Basis                         12       139,981   $23.55    $24.70    4.9%       $4.98    4.5 years
    GAAP Basis                         12       139,981   $21.93    $25.80    17.6%      $4.98    4.5 years
  Month-to-Month Leases In Effect
    Cash Basis                         17        50,285   $26.70    $26.70     --         --         --
    GAAP Basis                         17        50,285   $26.62    $26.69     --         --         --
  Redeveloped/Developed/
  Vacant Space Leased
    Cash Basis                         14       106,643     --      $23.76     --        $3.30    4.8 years
    GAAP Basis                         14       106,643     --      $24.04     --        $3.30    4.8 years
Leasing Activity Summary
  Excluding Month-to-Month Leases
    Cash Basis                         26       246,624     --      $24.29     --        $4.25    4.6 years
    GAAP Basis                         26       246,624     --      $25.04     --        $4.25    4.6 years
  Including Month-to-Month Leases
    Cash Basis                         43       296,909     --      $24.70     --         --         --
    GAAP Basis                         43       296,909     --      $25.32     --         --         --

  ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Leasing Activity

For the Six Months Ended June 30, 2006

                                                                                      TI's/Lease
                                                                             Rental   Commissions  Average
                                     Number     Square   Expiring     New     Rate        Per       Lease
                                    of Leases  Footage     Rates     Rates   Changes  Square Foot   Terms
                                    --------- ---------- --------- --------- -------  ----------- ---------
Leasing Activity

  Lease Expirations
    Cash Basis                         57       536,669   $25.68      --       --         --         --
    GAAP Basis                         57       536,669   $24.48      --       --         --         --
  Renewed/Releasable Space Leased
    Cash Basis                         24       319,266   $24.66    $25.84    4.8%       $4.20    4.4 years
    GAAP Basis                         24       319,266   $23.34    $25.87    10.8%      $4.20    4.4 years
  Month-to-Month Leases In Effect
    Cash Basis                         17        50,285   $26.70    $26.70     --         --         --
    GAAP Basis                         17        50,285   $26.61    $26.69     --         --         --
  Redeveloped/Developed/
  Vacant Space Leased
    Cash Basis                         28       424,026     --      $30.81     --        $4.85    8.2 years
    GAAP Basis                         28       424,026     --      $34.25     --        $4.85    8.2 years
Leasing Activity Summary
  Excluding Month-to-Month Leases
    Cash Basis                         52       743,292     --      $28.67     --        $4.57    6.6 years
    GAAP Basis                         52       743,292     --      $30.65     --        $4.57    6.6 years
  Including Month-to-Month Leases
    Cash Basis                         69       793,577     --      $28.55     --         --         --
    GAAP Basis                         69       793,577     --      $30.40     --         --         --

  ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Lease Expirations

June 30, 2006

                                    Square        Percentage of    Annualized Base Rent
Year of Lease    Number of        Footage of        Aggregate       of Expiring Leases
 Expiration   Leases Expiring   Expiring Leases Leased Square Feet  (per square foot)
------------- ---------------   --------------- ------------------ --------------------

    2006            54       (1)    588,362            7.2%               $23.97
    2007            51              958,245           11.7%               $26.30
    2008            35              703,846            8.6%               $26.61
    2009            38              590,571            7.2%               $21.81
    2010            32              733,121            8.9%               $23.82

                                     Square Footage of Expiring Leases
              Markets                    2006          2007
-----------------------------------   -----------   -----------

California - Los Angeles Metro               --          3,653
California - San Diego                   191,656       132,362
California - San Francisco Bay            42,504       179,186
Eastern Massachusetts                    133,662       107,443
New Jersey/Suburban Philadelphia             --         21,000
Southeast                                105,158        28,857
Suburban Washington D.C.                  69,464       466,202
Washington - Seattle                      45,918        19,542
International - Canada                       --            --
                                      -----------   -----------
Total                                    588,362 (1)   958,245
                                      ===========   ===========

    Includes month-to-month leases for approximately 50,000 square feet.

  ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Additions to and Dispositions of Properties

For The Quarter Ended June 30, 2006

  (Dollars in thousands)

                                                Acquisition       Month of       Rentable
                   Markets                         Amount       Acquisition    Square Feet
----------------------------------------------  ------------    ------------   ------------
Additions to Operating Properties/Properties
      Under Redevelopment

California - San Francisco Bay (1)             $     13,950        April            82,712
California - San Francisco Bay (2)                    9,540        April            70,328
Eastern Massachusetts                                12,335         May             97,566
                                               -------------                   ------------
      Additions to Operating Properties              35,825                        250,606

None                                                N/A             N/A            N/A
                                               -------------                   ------------
      Additions to Properties Under Redevelopment        --                             --
                                               -------------                   ------------
Total Additions to Operating Properties/
      Properties Under Redevelopment           $     35,825                        250,606
                                               =============                   ============

                                                Acquisition       Month of     Developable
                   Markets                         Amount       Acquisition    Square Feet
----------------------------------------------  ------------    ------------   ------------
Additions of Land:

California - San Francisco Bay                 $     10,500         June           144,000
                                               -------------                   ------------
Total Additions of Land                        $     10,500                        144,000
                                               =============                   ============

                                                Disposition       Month of       Rentable
                   Markets                         Amount       Disposition    Square Feet
----------------------------------------------  ------------    ------------   ------------
Dispositions:

New Jersey/Suburban Philadelpia                $     14,512        April           107,874
Suburban Washington D.C.                             27,300         June           160,225
                                               -------------                   ------------
Total Dispositions                             $     41,812                        268,099
                                               =============                   ============

    This property is intended to be redeveloped in the
future and is included in our Imbedded Future Development and Redevelopment
Square Footage on page 17.

    In addition to the existing rentable square feet of 70,328, this property also has an additional 96,000 of developable square footage.  This additional
96,000 of developable square footage is included in our Imbedded Future
Development and Redevelopment Square Footage on page 17.

  ALEXANDRIA REAL ESTATE EQUITIES,
INC.

Summary of Properties Under Ground-Up Development, Square
Footage Under Redevelopment and Square Footage Under Development/Pre-
Construction

June 30, 2006

                                           Estimated
                                           In-Service      Rentable
Markets                                      Dates       Square Footage
---------------------------------------  --------------  ---------------
Properties Under Ground-Up Development (1)

San Francisco Bay                             4Q06            121,000 (2)

San Francisco Bay                             4Q07            154,000 (3)

Seattle                                       4Q06             50,000 (2)
                                                         ---------------
Total                                                         325,000
                                                         ---------------
Square Footage Under Redevelopment (4)

San Diego                                     4Q06             71,510

San Diego                                     3Q07             87,140

San Francisco Bay                             3Q06             14,233

San Francisco Bay                             3Q06             30,000

San Francisco Bay                             3Q07             58,400

Eastern Massachusetts                         1Q07             21,517

Eastern Massachusetts                         2Q07             26,589

Eastern Massachusetts                         1Q08             35,652

New Jersey/Suburban Philadelphia              3Q06             15,012

Southeast                                     1Q08             45,841

Suburban Washington D.C.                      3Q06             60,443

Seattle                                       4Q07             12,719
                                                         ---------------
Total                                                         479,056
                                                         ---------------
Square Footage Under Development/Pre-Construction (5)

Square Footage Under Development/Pre-Construction           4,950,000
                                                         ---------------
Grand Total                                                 5,754,000
                                                         ===============

  In accordance with Statement of Financial Accounting
Standards No. 34, "Capitalization of Interest Cost" ("SFAS 34") and Statement of
Financial Accounting Standards No. 67, "Accounting for Costs and Initial Rental
Operations of Real Estate Projects" ("SFAS 67"), we are required to capitalize direct construction, including pre-construction costs, interest, property taxes, insurance and other costs directly related and essential to the acquisition, development, redevelopment or construction of a project.  Pursuant to SFAS 34 and SFAS 67, capitalization of construction, development and redevelopment costs, including interest, is required while activities are ongoing to prepare an asset for its intended use.  Pre-construction costs include costs related to the development of plans and the process of obtaining entitlements and permits from government authorities.  Costs incurred after a project is substantially complete and ready for its intended use are expensed as incurred.  Should development, redevelopment or construction activity cease, construction costs, including interest, would no longer be eligible for capitalization, under SFAS
34 and SFAS 67, and would be expensed as incurred.  Interest mandated to be capitalized on ground-up development, active redevelopment and other construction projects, including development/pre-construction on certain land parcels, for the three months ended June 30, 2006 was $8.8 million.

    The current construction cost of ground-up development is expected to average between $250 and $350 per developable square foot.  Our aggregate construction costs to date approximate $246 per developable square foot.

    This development project is 100% leased.

    This development project is partially leased and the balance of the space is under negotiation.

    Our redevelopment program involves ongoing activities necessary for the permanent change of use of applicable redevelopment space to office/laboratory space.  Spaces currently built out with laboratory improvements are generally not placed into our value-add redevelopment program.  For properties undergoing redevelopment, only the portion of the asset undergoing active redevelopment is excluding from operating properties and related statistics
(e.g. occupancy information, same property performance, etc.).  As required under GAAP, interest is capitalized on redevelopment properties on the basis allocable only to that portion of space actively undergoing redevelopment.  The current construction cost of properties under redevelopment will average $75 and
$100 per square foot.  In addition to properties under active redevelopment, as of June 30, 2006 our asset base contains imbedded opportunities for future permanent change in use to office/laboratory space through redevelopment aggregating approximately 1.1 million square feet.  See Summary of Imbedded
Future Development and Redevelopment Square Footage on page 17.

    See Summary of Imbedded Future Development and Redevelopment Square Footage
on page 17.

  ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Imbedded Future Development and Redevelopment
Square Footage

June 30, 2006

                                      Imbedded Future Development and Redevelopment
                                      ----------------------------------------------
                                       Development     Redevelopment
              Markets                 Square Footage   Square Footage     Total
------------------------------------- --------------   -------------- --------------
San Francisco Bay                         3,662,000 (1)      138,000      3,800,000

San Diego                                   467,000 (2)      143,000        610,000

Suburban Washington D.C.                    886,000 (3)      397,000      1,283,000

Eastern Massachusetts                       225,000          179,000        404,000

Washington - Seattle                        386,000 (4)      120,000        506,000

Other                                       384,000 (5)      157,000        541,000
                                      --------------   -------------- --------------
Total Imbedded Future Development
and Redevelopment Square Footage          6,010,000        1,134,000      7,144,000
                                      ==============   ============== ==============

  The imbedded future development and redevelopment square
footage shown above represents future ground-up development projects and future redevelopment (permanent change in use of applicable space to office/laboratory space) projects.  A significant portion of our imbedded future development square footage is in the development/pre-construction phase (entitlement, permitting, design, etc.).  See discussion on SFAS 34 and SFAS 67 on page 16.  The exact date of physical construction will depend on successful completion of development/pre-construction activities and management's assessment of overall market conditions.  As required under GAAP, direct construction, interest, property taxes, insurance and other costs directly related and essential to the development/pre-construction, or construction of a project, is mandated to be capitalized during pre-construction when activities are ongoing to bring these assets to their intended use.

    Approximately 3.6 million developable square feet
located in the San Francisco Bay market is in development/pre-construction.

    Approximately 350,000 developable square feet located in the San Diego market is in development/pre-construction.

    Approximately 590,000 developable square feet located in the Suburban
Washington D.C. market is in development/pre-construction.

    Approximately 360,000 developable square feet located in the Seattle market is in development/pre-construction.

    Approximately 50,000 developable square feet is in development/pre-
construction.

  ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Capital Costs

For the Six Months Ended June 30, 2006

  (In thousands)

 Property-related capital expenditures (1)

$ 625

 Leasing costs (2)

$ 194

 Property-related redevelopment costs (3)

$ 44,097

 Property-related development costs (3)

$ 65,844

    Property-related capital expenditures include all major capital and recurring capital expenditures except capital expenditures that are recoverable from tenants, revenue-enhancing capital expenditures, or costs related to the redevelopment of a property.  Major capital expenditures consist of roof replacements and HVAC systems which are typically identified and considered at the time the property is acquired.  Capital expenditures fluctuate in any given period due to the nature, extent or timing of improvements required and the extent to which they are recoverable from tenants.  Approximately 89% of our leases (based on rentable square feet) provide for the recapture of certain capital expenditures (such as HVAC systems maintenance and/or replacement, roof replacement and parking lot resurfacing).  In addition, we implement an active preventative maintenance program at each of our properties to minimize capital expenditures.

    Leasing costs consist of tenant improvements and leasing commissions related to leasing of acquired vacant space and second generation space.

    Amount includes leasing costs related to development and redevelopment projects.

  ALEXANDRIA REAL ESTATE EQUITIES, INC.

Conference Call Information

For the Second Quarter Ended June 30, 2006

  Alexandria Real Estate Equities, Inc. will be hosting a conference call to discuss its operating and financial results for the second quarter and six months ended June 30, 2006:

Date:

August 8, 2006

Time:

2:00 P.M. Eastern Daylight Time

Phone Number:

(719) 457-2633

Confirmation Code:

5234233